Exhibit 99.1

NEWS RELEASE	CONTACT:	Lara Mahoney
440-329-6393

INVACARE CORPORATION ANNOUNCES TRANSFER OF WHEELCHAIR PRODUCTION FROM SWEDEN TO FRANCE

ELYRIA, Ohio - (July 28, 2017) - Invacare Corporation (NYSE: IVC) today announced that it will transfer production of Invacare® Rea® manual wheelchairs from its facility in Dïo, Sweden to its wheelchair manufacturing facility in Fondettes, France by January 2018. This move will allow the company to better optimize its wheelchair manufacturing facility in Fondettes, while enabling its Dïo facility to focus on its production of beds for the Nordic market, along with its distribution center for lifestyle products.

“As we continue to make progress in Phase Two of our strategic transformation, we will continue to leverage our existing global infrastructure and further increase efficiencies. By transferring wheelchair production from Dïo to Fondettes, we are able to create a European wheelchair center of excellence that is centrally located to our European customers. We will continue to stay close to our Nordic customers and maintain the on-time and reliable delivery that they have come to expect from us,” said Matthew E. Monaghan, chairman, president and chief executive officer.

In line with this move, Invacare has completed its discussions with the European Works Council and the local union, and will proceed with activities to transfer wheelchair manufacturing to the Fondettes facility by January 2018. The transfer is expected to generate an incremental $1.6 million in annualized pre-tax savings in the Europe business segment. Due to this realignment, the company expects to incur restructuring charges and related operating costs of approximately $1.4 million on a pre-tax basis in the Europe business segment, including severance costs for approximately 70 associates. Consistent with the company’s commitment to minimize the impact on associates, transition assistance will be provided to affected employees.

About Invacare Corporation
Invacare Corporation (NYSE: IVC) is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures and distributes medical devices that help people to move, breathe, rest and perform essential hygiene. The company provides medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease (COPD), elderly, bariatric) ailments. The company's products are important parts of care for people with a wide range of challenges, from those who are active and heading to work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors and government health services in North America, Europe and Asia/Pacific. For more information about the company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe future outcomes or expectations that are usually identified by words such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” and “anticipate” and include, for example, any statement made regarding the company's future results. Actual results may differ materially as a result of various risks and uncertainties, including regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations; circumstances or developments that may make the company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current business initiatives, including the production transfer from Dïo, Sweden; possible adverse effects on the company’s liquidity that may result from delays in the implementation or realization of benefits of its current business initiatives; exchange rate fluctuations; and those other risks and uncertainties expressed in the cautionary statements and risk factors in the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company may not be able to predict and may have little or no control over many factors or events that may influence its future results and, except as required by law, shall have no obligation to update any forward-looking statements.